Ex-Filing Fees

CALCULATION OF FILING FEE TABLES

S-8

ReTo Eco-Solutions, Inc.

Table 1: Newly Registered Securities

Security Type	Security Class Title	Notes	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Class A shares, no par value per share	(1)	Other	454,399	$0.97	$440,767.03	0.0001381	$60.87

Total Offering Amounts:						$440,767.03		60.87
Total Fee Offsets:								0.00
Net Fee Due:								$60.87

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Offering Note(s)

(1)	Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional Class A shares of the Registrant that become issuable under the Registrant’s 2022 Share Incentive Plan (the “2022 Plan”) by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the Registrant’s receipt of consideration which results in an increase in the number of the outstanding Class A shares.

Includes 454,399 additional Class A shares, as a result of the share reserve increase and the automatic semi-annual increase of share reserve under the 2022 Plan.

Estimated in accordance with Rule 457(c) and (h) of the Securities Act solely for the purpose of calculating the registration fee on the basis of $0.97 per share, which is the average of the high and low prices of the Registrant’s Class A shares as reported on the Nasdaq Capital Market on February 2, 2026.

The Registrant does not have any fee offsets.